UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 30, 2017

CISCO SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-18225	77-0059951
(Commission File Number)	(IRS Employer Identification No.)

170 West Tasman Drive, San Jose, California	95134-1706
(Address of principal executive offices)	(Zip Code)

(408) 526-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 30, 2017, Cisco Systems, Inc. (“Cisco”) entered into a 364-Day Credit Agreement (the “Credit Agreement”) by and among Cisco, certain lenders party thereto (the “Lenders”) including Bank of America, N.A. (“Bank of America”), which will serve as administration agent and a Lender.

The Credit Agreement provides for a $2,000,000,000 unsecured revolving credit facility (the “Facility”) that is scheduled to expire on March 29, 2018 (the “Termination Date”), provided that Cisco will have the option, on the Termination Date, with notice to the Lenders and upon payment of an upfront fee equal to 0.50% of the amount of any such loan outstanding on the Termination Date, to convert such loan into a term loan maturing no later than the first anniversary of the Termination Date.

The Credit Agreement will be used for working capital and general corporate purposes. At this time, Cisco has not borrowed any funds under the Credit Agreement.

The interest rate applicable to outstanding balances under the Credit Agreement will be based on either (i) the higher of (a) the rates on overnight Federal Funds transactions with members of the Federal Reserve System (i.e., Federal Funds rate) plus 0.50%, (b) Bank of America’s “prime rate” as announced from time to time or (c) the London Interbank Offered Rate (“LIBOR”) for an interest period of one month plus 1.00%, or (ii) LIBOR plus a margin that is based on Cisco’s senior debt credit ratings as published by S&P Global Rating, a business unit of Standard & Poor’s Financial Services LLC, and Moody’s Investors Service, Inc. Cisco will pay an annual commitment fee during the term of the Credit Agreement which may vary depending on Cisco’s credit ratings.

The Credit Agreement contains customary representations and warranties as well as customary affirmative and negative covenants. Negative covenants include, among others, limitations on incurrence of liens and secured indebtedness, and limitations on incurrence of any indebtedness by Cisco’s subsidiaries. In addition, the Credit Agreement requires that Cisco maintain a ratio of consolidated EBITDA to consolidated interest expense of not less than 3.00 to 1.00.

The Credit Agreement also contains customary events of default. Upon the occurrence and during the continuance of an event of default, the Lenders may declare the outstanding loans and all other obligations under the Credit Agreement immediately due and payable.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Citigroup Global Markets, Inc., JPMorgan Chase Bank, N.A., and Wells Fargo Securities, LLC are acting as joint lead arrangers and joint bookrunners for the Facility.

Cisco and its affiliates maintain various commercial and service relationships with certain of the Lenders and their affiliates in the ordinary course of business. In the ordinary course of their respective businesses, certain of the Lenders and the other parties to the Facility and their respective affiliates have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory or other services with Cisco and its affiliates for which they have in the past received, and/or may in the future receive, customary compensation and expense reimbursement.

The description of the Credit Agreement contained herein is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Increase of Commercial Paper Program Capacity to $10,000,000,000

Effective March 31, 2017 Cisco increased, from $3,000,000,000 to $10,000,000,000, the size of its commercial paper program (the “Program”) capacity. The dealer agreements with each of JP Morgan Securities LLC, Goldman Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and an Issuing and Paying Agent Agreement (the “Agency Agreement”) with Bank of America, National Association remain in effect, and the form of dealer agreement and the Agency Agreement are filed as Exhibits 10.1 and 10.2, respectively, to the Quarterly Report on Form 10-Q of Cisco Systems, Inc. previously filed with the SEC on February 23, 2011.

$2,000,000,000 364-Day Credit Agreement

On March 30, 2017, Cisco entered into the Credit Agreement described in Item 1.01 above, which information is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Document

10.1	364-Day Credit Agreement dated as of March 30, 2017, by and among Cisco Systems, Inc., the Lenders party thereto, and Bank of America, N.A., as administration agent and a Lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISCO SYSTEMS, INC.

Dated: March 31, 2017	By:	/s/ Evan Sloves
	Name:	Evan Sloves
	Title:	Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	364-Day Credit Agreement dated as of March 30, 2017, by and among Cisco Systems, Inc., the Lenders party thereto, and Bank of America, N.A., as administration agent and a Lender.